EXHIBIT 99

Puerto Rico Contact:
Juan C. Cruz,
Oriental Financial Group
(787) 771-6820
U.S. Contact:
Steven Anreder and Gary Fishman,
Anreder & Company
(212) 532-3232

ORIENTAL FINANCIAL GROUP REPORTS RESULTS FOR THE
FIRST QUARTER ENDED MARCH 31, 2007
SAN JUAN, Puerto Rico, May 3, 2007 — Oriental Financial Group Inc. (NYSE: OFG) today announced results for the first quarter ended March 31, 2007. The Group reported income available to common shareholders of $9.8 million, or $0.40 per common share (diluted), as compared to income of $6.9 million, or $0.28 per share in the March 2006 quarter and a loss of $19.3 million, or ($0.78) per share, in the December 2006 quarter.
Net interest income for the March 2007 quarter significantly improved as compared to the last three quarters due to the initial favorable effects of the Group’s previously announced repositioning of its available for sale (AFS) securities portfolio and the restructuring of its repurchase agreements (repos) portfolio, as well as a more stable interest rate environment. On a sequential quarter basis, net interest margin improved 46 basis points, to 1.18%, the first significant quarter to quarter increase since the quarter ended December 31, 2003.
The Group previously announced a net gain of approximately $11 million from the July 2006 unwinding of interest rate swaps that had been used to hedge rising interest costs of short-term repos. This gain was included in other comprehensive income, and was being recognized into earnings as a reduction of interest expense on remaining short-term borrowings. The recent repo restructuring, however, significantly reduced the Group’s short-term borrowings during the March 2007 quarter, eliminating the forecasted transactions the swaps were intended to hedge. As a result, Oriental was required to recognize the remaining balance of $8.2 million (equal to $0.33 per diluted share) of the gain as non-interest income in the quarter ended March 31, 2007.
Commentary and Outlook
José Rafael Fernández, President and CEO, commented: “During the first quarter, most of the actions we took to reposition the AFS portfolio and its funding in December 2006 did not take effect until January 2007, and the actions we took to further restructure such funding in February 2007 did not take effect until March 2007. Thus, we anticipate the full benefits of these changes should be reflected in the current June 2007 quarter. Financial services continued to perform well due to the ongoing success of our targeted marketing strategies, and new products added in brokerage, insurance and trust. Because of the local economic environment, we took a more conservative stance with regard to loan production, especially ensuring our high credit standards, and sold fewer mortgages, retaining most of our origination in our portfolio. Our credit quality and capital position both remained strong during the quarter. Based on the strategic program we have implemented, we believe that we are well positioned to continue to improve our results during 2007 and 2008.”
As previously reported, in December 2006, the Group sold approximately $865 million of securities, replacing them with approximately $860 million of higher yielding triple-A securities, and restructured $900 million in short-term repos to lower interest costs. In December 2006, Oriental exercised the call provision of approximately $36 million of subordinated capital notes, the extinguishment of which is expected to generate interest expense savings of approximately $3.0 million a year. In February 2007, Oriental restructured another $1 billion of short-term repos at an interest cost savings of 95 basis points, and purchased approximately $900 million in U.S. agency securities for the AFS portfolio, funded to produce a favorable net spread of about 150 basis points, locked in for two years on $750 million and one year on the balance. This transaction was executed in March. At March 31, 2007, Oriental had approximately $514 million of short-term repos as compared to approximately $1.6 billion at December 31, 2006.
Analysis of First Quarter 2007 Results of Operations
Interest income for the 2007 first quarter increased 9.8%, to $61.5 million, when compared to the first quarter of 2006. This reflected a 34.4% increase from loans, due to both higher balances and interest rates, and a 0.2% decline from investments. On a sequential quarter basis, interest income increased 5.0%, reflecting a 2.0% increase from loans and a 6.8% increase from securities. Interest expense increased 18.3% from the year ago quarter, to $48.2 million. This reflected both higher costs of funds, due to Federal Reserve Open Market Committee rate hikes over the past year, and higher balances of deposits and borrowings. On a sequential quarter basis, interest expense declined 2.2%, mainly due to the repositioning of the repo portfolio. As a result, while net interest income declined 12.8% from the year ago quarter, to $13.3 million, on a sequential quarter basis, it increased 43.4%.
Non-interest revenue from financial and banking services, and mortgage banking activities, excluding investment banking fees, increased 15.6%, to $6.8 million, compared to $5.9 million in the year ago quarter. Financial service revenues increased 48.9%, to $4.8 million, compared to $3.3 million in the year ago quarter, more than offsetting a 13.9% decline to $1.9 million in banking service revenues, and a minimal contribution from mortgage banking activities, due to the decision to reduce production and sales in the secondary market.
Net gain on the sale of securities, derivatives and other non-interest income totaled $8.5 million for the March 2007 quarter. This compares to $1.4 million for the March 2006 quarter and a loss of $16.9 million for the December 2006 quarter, which included losses on the sale of securities related to the AFS repositioning and of impaired securities, and the early extinguishment of subordinated capital notes.

Non-interest expenses in the first quarter of 2007 amounted to $15.8 million, a 6.3% increase compared to the year-ago first quarter, but a 16.3% decline from the sequential quarter.
March 31, 2007 Balance Sheet Analysis
Total loans, net, at March 31, 2007 amounted to $1.23 billion, an increase of 31.1% from a year ago and 1.8% from December 31, 2006. The year over year increase reflects increases of 37.5%, or $254.6 million, in mortgage loans, and 6.8%, or $15.0 million, in commercial loans. Loan production and purchases in the March 2007 quarter declined 22.0%, to $72.3 million, compared to the March 2006 quarter, and declined 29.8% compared to the December 2006 quarter.
Deposits totaled $1.33 billion at March 31, 2007, representing increases of 5.0% compared to a year ago and 8.5% compared to December 31, 2006, due to the continued success of the Oriental Money savings account. Year over year, savings balances increased 184.9%, or $199.5 million, more than offsetting a $115.7 decline in certificates of deposit and a $19.7 million decrease in demand deposits.
Credit Quality
Oriental’s provision for loan losses was $1.1 million in the March 2007 quarter (102.9% of net credit losses) compared to $1.5 million in the December 2006 quarter and $1.1 million in the March 2006 quarter. The provision is based on an analysis by the Group of the credit quality and composition of its loan portfolio to maintain the allowance at an adequate level.
At March 31, 2007, non-performing loans were $43.9 million (3.53% of total loans), compared to $38.3 million (3.14%) at December 31, 2006 and $29.9 million (3.16%) at March 31, 2006. The current level reflects an increase of $5.7 million in non-performing residential mortgage loans from the December 2006 quarter due to the overall growth in the residential loan portfolio and the current economic situation in Puerto Rico. This increase is not expected to translate into significantly higher losses as these loans are generally well collateralized with adequate loan to value ratios.
Net credit losses in the March 2007 quarter remained relatively low at $1.0 million (0.34% of average loans outstanding) compared to $1.1 million (0.36%) during the December 2006 quarter and $0.6 million (0.25%) during the March 2006 quarter.
Capital
Stockholders’ equity at March 31, 2007 was $338.3 million, or $11.04 per share, compared to $343.6 million, or $11.19 per share, a year ago, and $336.4 million, or $10.98 per share, at December 31, 2006. The Group’s capital ratios remain significantly above regulatory capital requirements. At March 31, 2007, the Leverage Capital Ratio was 8.21%, Tier I Risk-Based Capital Ratio was 19.15%, and Total Risk-Based Capital Ratio was 19.56%.

About Oriental Financial Group
Oriental Financial Group Inc. is a diversified financial holding company operating under U.S. and Puerto Rico banking laws and regulations. Now in its 42nd year in business, Oriental provides a full range of mortgage, commercial and consumer banking services through 25 financial centers in Puerto Rico, as well as financial planning, trust, insurance, investment brokerage and investment banking services. Investor information about Oriental can be found at www.orientalfg.com.
Forward-Looking Statements
This news release may contain forward-looking statements that reflect management’s beliefs and expectations and are subject to risks and uncertainties inherent to the Group’s business, including, without limitation, the effect of economic and market conditions, the level and volatility of interest rates, and other risks and considerations detailed in the Group’s filings with the Securities and Exchange Commission. These or other factors could cause actual results to differ materially from forward-looking statements. The Group also disclaims any obligations to update information contained in this news release as a result of developments occurring after the date of issuance.

ORIENTAL FINANCIAL GROUP
Financial Summary
(NYSE:OFG)

	QUARTER ENDED
	31-Mar-07	31-Mar-06%		31-Dec-06
Summary of Operations (in thousands, except per share data):

Interest Income:
Loans	$21,849	$16,253	34.4%	$21,431
Investment securities	39,651	39,739	-0.2%	37,129

Total interest income	61,500	55,992	9.8%	58,560

Interest Expense:
Deposits	12,370	10,498	17.8%	13,126
Securities sold under agreements to repurchase	32,789	26,363	24.4%	32,188
Other borrowed funds	3,075	3,919	-21.5%	3,993

Total interest expense	48,234	40,780	18.3%	49,307

Net interest income	13,266	15,212	-12.8%	9,253
Provision for loan losses	(1,075)	(1,101)	-2.4%	(1,470)

Net interest income after provision for loan losses	12,191	14,111	-13.6%	7,783

Non-Interest Income:
Financial service revenues	4,843	3,252	48.9%	4,725
Banking service revenues	1,874	2,176	-13.9%	2,294
Investment banking revenue	—	1,709	-100.0%	(452)
Mortgage banking activities	62	436	-85.8%	1,178

Total banking and financial service revenues	6,779	7,573	-10.5%	7,745
Net gain (loss) on sale of securities	358	47	661.7%	(20,106)
Net gain on derivatives	8,418	882	854.4%	3,931
Loss on early extinguishment of subordinated capital notes	—	—	0.0%	(915)
Other	(304)	451	-167.4%	224

Total non-interest income	15,251	8,953	70.3%	(9,121)

Non-Interest Expenses:
Compensation and employees’ benefits	6,745	6,173	9.3%	6,589
Occupancy and equipment	2,994	2,889	3.6%	3,024
Advertising and business promotion	793	937	-15.4%	1,502
Directors and investors relations	531	144	268.8%	1,729
Professional and service fees	1,538	1,624	-5.3%	1,792
Communication	338	447	-24.4%	337
Loan servicing expenses	523	455	14.9%	527
Taxes, other than payroll and income taxes	448	600	-25.3%	792
Electronic banking charges	458	468	-2.1%	463
Printing, postage, stationery and supplies	202	186	8.6%	192
Insurance	216	213	1.4%	209
Other	1,041	747	39.4%	1,745

Total non-interest expenses	15,827	14,883	6.3%	18,901

Income (loss) before income taxes	11,615	8,181	42.0%	(20,239)
Income tax expense (benefit)	624	131	376.3%	(2,187)

Net income (loss)	10,991	8,050	36.5%	(18,052)
Less: Dividends on preferred stock	(1,200)	(1,200)	0.0%	(1,201)

Income available (loss) to common shareholders	$9,791	$6,850	42.9%	$(19,253)

	QUARTER ENDED
	31-Mar-07	31-Mar-06%		31-Dec-06
EARNINGS PER SHARE
Earning (loss) per common share (basic)	$0.40	$0.28	42.9%	$(0.78)

Earning (loss) per common share (diluted)	$0.40	$0.28	42.9%	$(0.78)

Dividends declared per common share	$0.14	$0.14	0.0%	$0.14

Average shares outstanding	24,472	24,613	-0.6%	24,455
Average potential common shares-options	93	137	-32.1%	82

Total average shares outstanding and equivalents	24,565	24,750	-0.7%	24,537

Common shares outstanding at end of period	24,483	24,620	-0.6%	24,453

Book value per common share	$11.04	$11.19	-1.3%	$10.98

SELECTED FINANCIAL DATA

PERFORMANCE RATIOS:
Return on average assets	1.01%	0.70%	44.3%	-1.62%

Return on average common equity	14.54%	9.40%	54.7%	-27.60%

Efficiency ratio	78.95%	65.32%	20.9%	117.52%

Leverage capital ratio	8.21%	9.67%	-15.1%	8.42%

Tier 1 risk-based capital	19.15%	33.88%	-43.5%	21.57%

Total risk-based capital	19.56%	34.44%	-43.2%	22.04%

TAX EQUIVALENT SPREAD
Interest-earning assets	5.46%	5.04%	8.3%	5.25%
Tax equivalent adjustment	1.30%	1.18%	10.2%	1.24%

Interest-earning assets — tax equivalent	6.76%	6.22%	8.7%	6.49%
Interest-bearing liabilities	4.57%	3.96%	15.4%	4.85%

Tax equivalent interest rate spread	2.19%	2.26%	-3.1%	1.64%

Tax equivalent interest rate margin	2.48%	2.55%	-2.7%	1.96%

NORMAL SPREAD
Investments	4.85%	4.52%	7.3%	4.54%
Loans	7.07%	7.05%	0.3%	7.10%

Interest-earning assets	5.46%	5.04%	8.3%	5.25%

Deposits	4.08%	3.39%	20.4%	4.18%
Borrowings	4.77%	4.20%	13.6%	5.15%

Interest-bearing liabilities	4.57%	3.96%	15.4%	4.85%

Interest rate spread	0.89%	1.08%	-17.6%	0.40%

Interest rate margin	1.18%	1.37%	-13.9%	0.72%

AVERAGE BALANCE
Investments	3,269,937	3,519,685	-7.1%	3,146,868
Loans	1,235,569	921,755	34.0%	1,207,075

Interest-earning assets	4,505,506	4,441,440	1.4%	4,353,943

Deposits	1,212,907	1,239,016	-2.1%	1,256,371
Borrowings	3,006,251	2,881,429	4.3%	2,808,397

Interest-bearing liabilities	4,219,158	4,120,445	2.4%	4,064,768

BALANCE SHEET	As of
	31-Mar-07	31-Mar-06%		31-Dec-06
Cash and cash equivalents
Cash and due from banks	$14,286	$13,227	8.0%	$15,341
Money market investments	50,127	10,288	387.2%	18,729

Total Cash and cash equivalents	64,413	23,515	173.9%	34,070

Interest-earning assets:
Investments:
Short term investments	5,000	60,000	-91.7%	5,000
Trading securities	461	320	44.1%	243
Investment securities available-for-sale, at fair value with amortized cost of $1,828,459 (December 31, 2006 - $984,060, March 31, 2006 - $1,123,556)	1,825,942	1,088,613	67.7%	974,960
Investment securities held-to-maturity, at amortized cost with fair value of $1,880,479 (December 31, 2006 - $1,931,720, March 31, 2006 - $2,244,432)	1,903,707	2,306,410	-17.5%	1,967,477
Other investments	31,578	—	100.0%	30,949
Federal Home Loan Bank (FHLB) stock, at cost	14,197	19,403	-26.8%	13,607

Total investments	3,780,885	3,474,746	8.8%	2,992,236

Loans:
Mortgage loans	932,989	678,421	37.5%	935,432
Commercial loans, mainly secured by real estate	236,739	221,693	6.8%	241,702
Consumer loans	33,419	38,089	-12.3%	35,772

Loans receivable, gross	1,203,147	938,203	28.2%	1,212,906
Less: Deferred loan fees, net	(3,411)	(2,801)	21.8%	(3,123)

Loans receivable	1,199,736	935,402	28.3%	1,209,783
Allowance for loan losses	(8,046)	(7,160)	12.4%	(8,016)

Loans receivable, net	1,191,690	928,242	28.4%	1,201,767
Mortgage loans held for sale	42,204	12,998	224.7%	10,603

Total loans, net	1,233,894	941,240	31.1%	1,212,370

Total interest-earning assets	5,014,779	4,415,986	13.6%	4,204,606

Securities and loans sold but not yet delivered	74,289	1,192	6132.3%	6,430
Accrued interest receivable	30,482	29,539	3.2%	27,940
Premises and equipment, net	19,853	15,307	29.7%	20,153
Deferred tax asset, net	13,562	13,845	-2.0%	14,150
Foreclosed real estate	5,320	4,312	23.4%	4,864
Other assets	69,355	60,402	14.8%	61,477

Total assets	$5,292,053	$4,564,098	15.9%	$4,373,690

Interest-bearing liabilities:
Deposits:
Demand deposits	124,610	144,274	-13.6%	132,434
Savings accounts	307,319	107,869	184.9%	266,184
Certificates of deposit – wholesale	383,682	441,205	-13.0%	323,771
Certificates of deposit – retail	521,974	580,193	-10.0%	510,599

Total deposits	1,337,585	1,273,541	5.0%	1,232,988

	As of
	31-Mar-07	31-Mar-06%		31-Dec-06
Borrowings:
Federal funds purchased and other short term borrowings	3,139	13,811	-77.3%	13,568
Securities sold under agreements to repurchase	3,321,105	2,513,986	32.1%	2,535,923
Advances from FHLB	195,000	300,000	-35.0%	181,900
Subordinated capital notes	36,083	72,166	-50.0%	36,083
Term notes	—	15,000	-100.0%	15,000

Total borrowings	3,555,327	2,914,963	22.0%	2,782,474

Total interest-bearing liabilities	4,892,912	4,188,504	16.8%	4,015,462

Securities and loans purchased but not yet received	40,067	1,233	3149.6%	—
Accrued expenses and other liabilities	20,752	30,751	-32.5%	21,802

Total liabilities	4,953,731	4,220,488	17.4%	4,037,264

Preferred Equity	68,000	68,000	0.0%	68,000

Common Equity:
Common stock	25,461	25,365	0.4%	25,431
Additional paid-in capital	209,226	208,581	0.3%	209,033
Legal surplus	37,424	36,780	1.8%	36,245
Retained earnings	31,956	54,825	-41.7%	26,772
Treasury stock, at cost	(12,848)	(10,240)	25.5%	(12,956)
Accumulated other comprehensive loss	(20,897)	(39,701)	-47.4%	(16,099)

Total common equity	270,322	275,610	-1.9%	268,426

Stockholders’ equity	338,322	343,610	-1.5%	336,426

Total liabilities and stockholders’ equity	$5,292,053	$4,564,098	15.9%	$4,373,690

Number of financial centers	25	24		25

SELECTED FINANCIAL DATA AT PERIOD-END
Trust Assets Managed	$1,850,912	$1,877,958	-1.4%	$1,848,596
Broker-Dealer Assets Gathered	1,101,542	1,170,639	-5.9%	1,143,668

Total Assets Managed	2,952,454	3,048,597	-3.2%	2,992,264
Assets owned	5,292,053	4,564,098	15.9%	4,373,690

Total financial assets managed and owned	$8,244,507	$7,612,695	8.3%	$7,365,954

	QUARTER ENDED
	31-Mar-07	31-Mar-06%		31-Dec-06
CREDIT DATA
Net credit losses:
Mortgage	$546	$199	174.1%	$502
Commercial	(10)	18	-156.6%	40
Consumer	509	354	43.8%	557

Total net credit losses	$1,045	$571	83.0%	$1,099

Net credit losses to average loans outstanding	0.34%	0.25%	36.0%	0.36%

Allowance for loan losses	$8,046	$7,160	12.4%	$8,016

Allowance coverage ratios:
Allowance for loan losses to total loans	0.65%	0.75%	-13.3%	0.66%

Allowance for loan losses to non-performing loans	18.34%	23.91%	-23.3%	20.93%

Allowance for loan losses to non-residential non-performing loans	212.86%	140.17%	51.9%	205.86%

	QUARTER ENDED
	31-Mar-07	31-Mar-06%		31-Dec-06
Non-performing assets summary:
Mortgage	$40,091	$24,833	61.4%	$34,404
Commercial, mainly real estate	3,115	4,824	-35.4%	3,167
Consumer	665	284	134.0%	727

Non-performing loans	43,871	29,941	46.5%	38,298
Foreclosed properties	5,320	4,312	23.4%	4,864

Non-performing assets	$49,191	$34,253	43.6%	$43,162

Non-performing loans to total loans	3.53%	3.16%	11.7%	3.14%

Non-performing loans to total assets	0.83%	0.66%	25.8%	0.88%

Non-performing assets to total assets	0.93%	0.75%	24.0%	0.99%

Non-performing assets to total capital	14.54%	9.97%	45.8%	12.83%

Loan Production and Purchases Summary:
Mortgage loans production	$50,937	$63,197	-19.4%	$75,041
Mortgage loans purchases	4,572	7,655	-40.3%	10,099

Total mortgage	55,509	70,851	-21.7%	85,140

Commercial	15,139	15,546	-2.6%	15,558
Consumer	1,633	6,262	-73.9%	2,302

Total loan production and purchases	$72,281	$92,659	-22.0%	$103,000